EXHIBIT 21.1
SUBSIDIARIES OF REMARK HOLDINGS, INC.

•Remark AI, LLC, a Delaware Limited Liability Company

•RAAD Productions, LLC, a California limited liability company

•KanKan Holdings, Ltd. (Cayman Islands), a Cayman Islands company

◦KanKan Limited (Hong Kong), a Hong Kong corporation

*KanKan Technology (Shanghai) Co., Ltd., a Chinese limited liability company

◦Chengdu Remark Technology Co. Ltd., a Chinese limited liability company (a consolidated variable interest entity)

†Hangzhou Shufeng Technology Co., Ltd., a Chinese limited liability company (a consolidated variable interest entity)

†Remark Data Technology Co., Ltd., a Chinese limited liability company (a consolidated variable interest entity)

†Bonet (Beijing) Technology LLC, a Chinese limited liability company (a consolidated variable interest entity)

•HSW (HK), Inc. Limited, a Hong Kong corporation

◦Remark Entertainment (Shanghai) Co. Ltd., a Chinese limited liability company

•Bikini.com LLC, a Nevada limited liability company